Exhibit 10.71

AMENDMENT NO. 2
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment No. 2 to Amended and Restated Employment Agreement ("Amendment") is made and entered into as of December 14, 2012, by and between Autobytel Inc., a Delaware corporation ("Company"), and Jeffrey H. Coats ("Employee").

Background
The Company and the Employee have entered into that certain Amended and Restated Employment Agreement dated as of April 3, 2009, as amended by that certain Amendment No. 1 dated as of December 17, 2010 (collectively, the "Employment Agreement").  The Internal Revenue Service ("IRS") has issued new guidance regarding interpretation of Section 409A of the Code and the IRS' rules and regulations thereunder relating to release contingencies in agreements providing for payment of severance benefits upon a termination of employment. The IRS has provided guidance permitting corrective amendments to agreements with release contingencies to comply with Section 409A and the rules and regulations thereunder. The parties desire to amend the Employment Agreement to take advantage of such corrective amendments.
In addition, the parties have identified a drafting error in the definition of "Change in Control." The reference to the Company's Amended and Restated 2004 Restricted Stock and Option Plan should reference the Company's Amended and Restated 2001 Restricted Stock and Option Plan.
Finally, the parties acknowledge that under the ADEA, for persons age 40 and over at the time of termination of employment who are releasing ADEA claims, the ADEA and the rules and regulations thereunder provide for extended consideration periods of either 21 or 45 days for the employee to consider executing a release of claims and may require the delivery of additional information to the terminated employee, depending on the circumstances of the termination (i.e., if the termination was in connection with a "group" termination for purposes of ADEA). The form of Separation Agreement and Release attached as Exhibit C to the Employment Agreement does not provide for the extended consideration period or the delivery of additional information in the case of a group termination. The parties desire to provide Employee with the extended consideration period and additional information delivery in the event Employee is age 40 or over at the time of termination and the termination is in connection with a "group" termination.

In consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1
 Amendments to Employment Agreement
1.1            Definition of Change in Control.  Section 1(f) of the Employment Agreement is hereby amended in its entirety to read as follows:
(f)            "Change in Control" shall have the meaning ascribed to such term in the Company's Amended and Restated 2001 Restricted Stock and Option Plan as such definition exists as of the Effective Date.
1.2            Payment of Annual Incentive Compensation. Section 4(c) of the Employment Agreement is hereby amended in its entirety to read as follows:
(c)            For each calendar year beginning with 2009 and ending before this Agreement expires, Employee shall be eligible to receive, at the time and in the form provided for in the Company's annual incentive compensation plan, an annual incentive bonus opportunity targeted at eighty percent (80%) of Employee's Salary based upon annual performance goals and the achievement of those goals, as established and determined at least annually (and consistently with the Company's most recent proxy statement disclosure of the standards for providing cash-based incentive compensation) by the Board or the Compensation Committee of the Board.  Such performance goals may include Company-wide performance objectives, divisional or departmental performance objectives, and/or individual performance objectives, as the Board or the Compensation Committee may determine in its discretion.
1.3            Timing of Payments.  Section 5(e) of the Employment Agreement is deleted in its entirety and amended to read as follows:
"(e)            Timing of Cash Severance Payments.

(i)            Payments of Accrued Amounts under Sections 5(a), 5(b) and 5(c) shall be made no later than the payment date required by applicable law.

(ii)            Subject to Section 8, the satisfaction of the conditions set forth in Section 5(f), and the following sentences of this Section 5(e)(ii), the cash monthly Salary continuation payments under Section 5(b) shall be made to Employee in substantially equal bimonthly installments, in accordance with the normal payroll practices of the Company, as provided in Section 4(a).  If the period of time covered by the entire allowed Release Consideration Period (as defined in Section 5(f)(ii)) and the entire Release Revocation Period (as defined in Section 5(f)(ii)) (considering such periods consecutively) begins in one calendar year and ends in the following calendar year, the cash monthly Salary continuation payments under Section 5(b)(ii) shall commence with the first Company payroll payment date of such following calendar year which is after the date on which the Release became effective and non-revocable in accordance with its terms.  In the event commencement of the cash monthly Salary continuation payments is delayed as a result of the immediately preceding sentence, then any cash monthly Salary continuation payments that would otherwise have been payable before the second tax year but for the immediately preceding sentence, will be deferred and paid in a lump sum along with the first payment made in that second tax year.

(iii)            Subject to Section 8, the satisfaction of the conditions set forth in Section 5(f), and the last sentence of this Section 5(e)(iii), the lump sum cash payment under Section 5(c)(ii) shall be made to Employee within five (5) business days after the Release (as defined in Section 5(f)(ii)) becomes effective and non-revocable in accordance with its terms. In any case, the lump sum cash payment under Section 5(c)(ii) shall be made no later than two and one-half months after the end of the calendar year in which Employee's Separation from Service occurs, provided that the Release shall have become effective and non-revocable in compliance with its terms prior to expiration of such two and one-half month period. If the period of time covered by the entire allowed Release Consideration Period (as defined in Section 5(f)(ii)), the entire Release Revocation Period (as defined in Section 5(f)(ii)) and the entire five business day period described above in this Section 5(e)(iii) (considering such periods consecutively) begins in one calendar year and ends in the following calendar year, the lump sum cash payment under Section 5(c)(ii) shall be made to Employee on the first business day of such following calendar year which is five (5) or more business days after the date on which the Release became effective and non-revocable in accordance with its terms.

(iv)            Subject to Section 8 and the satisfaction of the conditions set forth in Section 5(f), cash payments or reimbursements for Benefits under Section 5(d)), if applicable, shall be made to or on behalf of Employee in monthly installments as provided in Section 5(d).

1.4            Conditions on Severance and Benefits.  Section 5(f)(ii) of the Employment Agreement is deleted in its entirety and amended to read as follows:

(ii)            (A) Employee has executed and delivered to the Company the Separation Agreement and Release substantially in the form attached hereto as Exhibit C ("Release") no later than the expiration of the applicable period of time allowed for Employee to consider the Release as set forth in Section 13 of the Release ("Release Consideration Period"); (B) Employee has not revoked the Release prior to the expiration of the applicable revocation period set forth in Section 13 of the Release ("Release Revocation Period"); and (C) the Release has become effective and non-revocable no later than the cumulative period of time represented by the sum of the maximum Release Consideration Period and the maximum Release Revocation Period. No payments or benefits set forth in Sections 5(b), 5(c) or 5(d) shall be due or payable to, or provided to, Employee if the Release has not become effective and non-revocable in accordance with the requirements of this Section 5(f)(ii).

1.5            Taxes.  Section 8(a) of the Employment Agreement is hereby amended by adding the following sentence at the end of the section to read as follows:
"Each payment or benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 409A of the Code."

1.6            Separation Agreement and Release.  Section 13 of the Separation Agreement and Release attached to the Employment Agreement as Exhibit C is hereby deleted in its entirety and amended to read as follows:

[Alternative 1 for Section 13 if separation from employment is NOT in connection with a group separation under ADEA]

You are advised to consult with an attorney before you sign this Agreement. You understand that You have twenty-one (21) days after this Agreement has been delivered to You by the Company to decide whether to sign this Agreement, although You may sign this Agreement at any time within the twenty-one (21) day period.  If You do sign it, You also understand that You will have an additional seven (7) days after the date You deliver this signed Agreement to the Company and to change your mind and revoke this Agreement, in which case a written notice of revocation must be delivered to the Company's Chief Legal Officer, Autobytel Inc., 18872 MacArthur Blvd., Suite 200, Irvine, California 92612-1400, on or before the seventh (7th) day after your delivery of this signed Agreement to the Company (or on the next business day if the seventh (7th) calendar day is not a business day).  You understand that this Agreement will not become effective or enforceable until after that seven (7) day period has passed.  If You revoke this Agreement, this Agreement shall not be effective or enforceable as to any rights You may have under this Agreement.  In the event that You revoke this Agreement, You will not be entitled to the payments and benefits specified in Paragraph 3.

[Alternative 2 for Section 13 if separation from employment IS in connection with a group termination under ADEA]
(a)            You are advised to consult with an attorney before You sign this Agreement. You understand that You have forty-five (45) days after this Agreement has been delivered to You by the Company to decide whether to sign this Agreement, although You may sign this Agreement at any time within the forty-five (45) day period.  If You do sign it, You also understand that You will have an additional seven (7) days after You sign to change your mind and revoke this Agreement, in which case a written notice of revocation must be delivered to the Company's Chief Legal Officer, Autobytel Inc., 18872 MacArthur Blvd., Suite 200, Irvine, California 92612-1400, on or before the seventh (7th) day after your delivery of this signed Agreement to the Company (or on the next business day if the seventh (7th) calendar day is not a business day).  You understand that this Agreement will not become effective or enforceable until after that seven (7) day period has passed.  If You revoke this Agreement, this Agreement shall not be effective or enforceable as to any rights You may have under this Agreement.  In the event that You revoke this Agreement, You will not be entitled to the payments and benefits specified in Paragraph 3.
(b)            You acknowledge that You have received the group information of employees included in the Company's ____________ [If this Alternative 2 is applicable to the circumstances of termination, then this blank will be filled in at the time] group termination program, the eligibility factors for participation in the program, and the time limits for participation in the program.  You also acknowledge that You have received lists of the ages and job titles of employees eligible or selected for the program and employees not eligible or selected for the group termination program.  This information is set forth on Appendix A attached hereto and incorporated herein by reference.
ARTICLE 2
 General Provisions
2.1            Capitalized Terms.  All capitalized terms in this Amendment, to the extent not otherwise defined herein, shall have the meaning assigned to them in the Employment Agreement.

2.2            Continuing Effectiveness.  Except as modified by this Amendment, the Employment Agreement shall remain in full force and effect and neither party by virtue of entering into this Amendment is waiving any rights it has under the Employment Agreement, and once this Amendment is executed by the parties hereto, all references in the Employment Agreement to "the Agreement" or "this Agreement," as applicable, shall refer to the Employment Agreement as modified by this Amendment.

2.3     Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.
Autobytel Inc.

By:          /s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Employee

            /s/ Jeffrey H. Coats
Jeffrey H. Coats